Exhibit 8.1

March 12, 2007

Magellan Midstream Holdings, L.P.

One Williams Center

Tulsa, Oklahoma 74172

RE:	MAGELLAN MIDSTREAM HOLDINGS, L.P. REGISTRATION STATEMENT ON

FORM S-3

Ladies and Gentlemen:

We have acted as counsel for Magellan Midstream Holdings, L.P., a Delaware limited partnership (the “Partnership”), with respect to certain legal matters in connection with the filing with the Securities and Exchange Commission (the “Commission”) of a registration statement (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), regarding (i) the offer and sale by certain unitholders of the Partnership of up to 40,646,551 common units representing limited partner interests in the Partnership and (ii) the offer and sale by the Partnership from time to time, pursuant to Rule 415 under the Securities Act, of common units representing limited partner interests in the Partnership. In connection therewith, we prepared the discussions (the “Discussions”) set forth under the caption “Material Tax Consequences” in both prospectuses included in the Registration Statement.

All statements of legal conclusions contained in the Discussions, unless otherwise noted, are our opinion with respect to the matters set forth therein as of the effective date of the Registration Statement qualified by the limitations contained in the Discussions. In addition, we are of the opinion that the Discussions with respect to those matters as to which no legal conclusions are provided are accurate discussions of such federal income tax matters (except for the representations and statements of fact by the Partnership and its general partner, included in the Discussions, as to which we express no opinion).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement. This consent does not constitute an admission that we are “experts” within the meaning of such term as used in the Securities Act or the rules and regulations of the Securities and Exchange Commission issued thereunder.

Very truly yours,

/s/ VINSON & ELKINS L.L.P.

Vinson & Elkins L.L.P.

Vinson & Elkins LLP Attorneys at Law Austin Beijing Dallas Dubai Houston London Moscow New York Shanghai Tokyo Washington	First City Tower, 1001 Fannin Street, Suite 2300, Houston, TX 77002-6760 Tel 713.758.2222 Fax 713.758.2346 www.velaw.com